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                                                                      Exhibit 21

                    SUBSIDIARIES OF THE PATHWAYS GROUP, INC.

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                                                        Name Under Which Subsidiary
Subsidiary                     State of Incorporation          Does Business
----------                     ----------------------   ---------------------------
Pathways International, Ltd.        Washington               The Pathways Group
Sprinticket, Inc.                   Washington                   Sprinticket
PT Link, Inc.                       Washington                     PT Link
The Pathways Group, Inc.              Hawaii                 The Pathways Group

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